                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                        ____________________

                            SCHEDULE 13G
                           (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO RULE 13d-2(b)
                         (Amendment No. __)*

                          RAM HOLDINGS LTD.
     ___________________________________________________________
                          (Name of Issuer)

                            COMMON STOCK
     ___________________________________________________________
                   (Title of Class of Securities)

                              G7368R104
                        ____________________
                           (CUSIP Number)

                          February 22, 2007
     ___________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule  pursuant to which this Schedule is filed:

                         [ ] Rule 13d - 1(b)
                         [X] Rule 13d - 1(c)
                         [ ] Rule 13d - 1(d)

*    The  remainder  of this  cover  page  shall be filled  out for a reporting  person's  initial  filing on this form with respect to the subject  class  of  securities,  and  for  any  subsequent  amendment containing  information which would alter  disclosures  provided in a prior cover page.

     The  information  required on the  remainder  of this page shall not be deemed to be  "filed"  for the  purpose  of  Section 18 of the
Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities  of that  section  of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                   (Continued on following page(s)

----------------                          --------------
CUSIP        No            13G            Page 2 of 13
G7368R104                                     Pages
----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                  60,686
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE              64,560
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                  64,560
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.24%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------                          --------------
CUSIP        No            13G            Page 3 of 13
G7368R104                                     Pages
----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NB Holdings Corporation
       56-1857749

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A
       GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                  60,686
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE              64,560
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                  64,560
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.24%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------                          --------------
CUSIP        No            13G            Page 4 of 13
G7368R104                                     Pages
----------------                          --------------

---------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS
           (ENTITIES ONLY):

           Bank of America, National Association
           94-1687665

---------------------------------------------------------
---------------------------------------------------------
    2      CHECK  THE  APPROPRIATE  BOX IF A MEMBER OF A
           GROUP*
           (a) [ ]
                                               (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
    3      SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                  11,668
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                  49,018
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                13,367
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE              51,193
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                  64,560
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.24%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------                          --------------
CUSIP         No            13G            Page 5 of 13
G7368R104                                      Pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Group, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                  49,018
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE              51,193
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                  51,193
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.19%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      OO
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------                          --------------
CUSIP         No            13G            Page 6 of 13
G7368R104                                      Pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Advisors, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                  49,018
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                51,193
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                  51,193
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.19%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      IA
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------                          --------------
CUSIP        No            13G            Page 7 of 13
G7368R104                                     Pages
----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       CIVC Sidecar Fund, L.P.
       27-0038064

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                               1,299,083
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE           1,299,083
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                               1,299,083
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   4.77%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      PN
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------                          --------------
CUSIP        No            13G            Page 8 of 13
G7368R104                                     Pages
----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       CIVC GP Sidecar Fund, L.P
       27-0038061

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                               1,299,083
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE           1,299,083
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                               1,299,083
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   4.77%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      PN
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------                          --------------
CUSIP         No            13G            Page 9 of 13
G7368R104                                      Pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       CIVC Sidecar GP, LLC
       27-0038058

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                               1,299,083
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE             1,299,083
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                               1,299,083
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   4.77%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      OO
---------------------------------------------------------

Item 1(a).    Name of Issuer:

         RAM Holdings, Ltd.

Item 1(b).    Address of Issuer's Principal Executive Offices:

         46 Reid Street
         Hamilton HM12 Bermuda

Item 2(a).    Name of Person Filing:

         Bank of America Corporation ("BAC")
         NB Holdings Corporation ("NB Holdings")
         Bank of America, National Association ("BANA")
         Columbia Management Group, LLC ("Columbia Group")
         Columbia Management Advisors, LLC ("Columbia Advisors")
         CIVC Sidecar Fund, L.P. ("CIVC")
         CIVC GP Sidecar Fund, L.P. ("CIVC GP")
         CIVC Sidecar GP, LLC ("CIVC Sidecar GP")

Item 2(b).    Address  of  Principal  Business  Office  or,  if None,
Residence:

         Each of BAC, NB Holdings,  BANA, Columbia Group and Columbia
         Advisors  has its  principal  business  office  at 100 North
         Tryon Street,  Floor 25, Bank of America  Corporate  Center,
         Charlotte, NC 28255.
         Each of CIVC,  CIVC GP and CIVC Sidecar GP has its principal business office at 191 N. Wacker Drive,  Suite 1100 Chicago,
         IL 60606.

Item 2(c).    Citizenship:

         BAC                        Delaware
         NB Holdings                Delaware
         BANA                       Delaware
         Columbia Group             Delaware
         Columbia Advisors          Delaware
         CIVC                       Delaware
         CIVC GP                    Delaware
         CIVC Sidecar GP            Delaware

Item 2(d).    Title of Class of Securities:

         Common Stock

Item 2(e).    CUSIP Number:

         G7368R104

Item 3.  If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ] Broker or dealer  registered  under  Section 15  of the Exchange Act.
         (b)  [  ]  Bank  as  defined  in   Section 3(a)(6)   of  the
         Exchange Act.
         (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)
              of the Exchange Act.
         (d)  [ ] Investment  company  registered  under Section 8 of the Investment Company Act.
         (e)  [  ]  An   investment   adviser  in   accordance   with
         Rule 13d-1(b)(1)(ii)(E).
         (f)  [ ] An  employee  benefit  plan  or  endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  [ ] A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  [ ] A savings  association  as defined in  Section 3(b)
              of the Federal Deposit Insurance Act.
         (i)  [  ]  A  church   plan  that  is   excluded   from  the
              definition  of  an  investment  company  under  Section
              3(c)(14) of the Investment Company Act.
         (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership:

         With respect to the  beneficial  ownership of the  reporting persons,  see Items 5 through 11 of the cover  pages to this
         Schedule 13G, which are incorporated herein by reference.

         BAC is the indirect  holder of a 99.5%  limited  partnership interest in CIVC, but no beneficial ownership  determination
         has  been  made  at  this  time   concerning   the   subject
         securities.  Each of the  reporting  persons  declares  that neither the filing of this  statement  nor  anything  herein shall be construed as an admission  that such person is, for the  purposes  of  Sections  13(d) or 13(g) of the Act,  the
         beneficial   owner  of  any   securities   covered  by  this
         statement.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person has ceased to be the beneficial  owner of more than five percent of the class
         of securities, check the following  [    ].

Item 6.  Ownership  of More than Five  Percent  on Behalf of  Another
         Person:

         Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary which
         Acquired  the  Security  Being  Reported  on By  the  Parent
         Holding Company:

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below each of the undersigned  certifies that, to the best of such  undersigned's  knowledge  and belief,  the securities  referred to above were not  acquired and are not for the  purpose  of or  with  the  effect  of  changing  or influencing  the control of the issuer of the securities and were not acquired and are not held in connection  with or as a  participant  in any  transaction  having that  purpose or effect.

                              SIGNATURE

After reasonable  inquiry and to the best of my knowledge and belief,
I certify that the  information  set forth in this statement is true, complete and correct.

Dated:   March 12, 2007

Bank of America Corporation
NB Holdings Corporation
Bank of America, National Association

By:      /s/ Charles F. Bowman
     ______________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Keith Banks
     ______________________
     Keith Banks
     President

CIVC Sidecar GP, LLC
CIVC GP Sidecar Fund, L.P.
CIVC Sidecar Fund, L.P

By:  /s/ Christopher J. Perry
     ______________________
     Christopher J. Perry
     Managing Member

                                                         Exhibit 99.1

                  EXHIBIT 99.1 - JOINT FILING AGREEMENT

     The   undersigned   hereby  agree  that  they  are  filing  this
statement  jointly  pursuant  to  Rule  13d-1(k)(1).  Each of them is responsible  for  the  timely  filing  of such  Schedule  13G and any amendments  thereto,  and for the  completeness  and  accuracy of the information  concerning such person  contained  therein;  but none of
them  is  responsible  for  the   completeness  or  accuracy  of  the
information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such  information  is inaccurate.

     In  accordance  with  Rule  13d-1(k)(1)  promulgated  under  the
Securities  and Exchange  Act of 1934,  as amended,  the  undersigned hereby  agree to the joint  filing  with each other on behalf of each of them of to such a statement  on Schedule  13G with  respect to the common  stock  of Ram  Holdings  Ltd.  beneficially  owned by each of them.  This Joint  Filing  Agreement  shall be included as an exhibit to such Schedule 13G.

Dated:   March 12, 2007

Bank of America Corporation
NB Holdings Corporation
Bank of America, National Association

By:      /s/ Charles F. Bowman
     ______________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Keith Banks
     ______________________
     Keith Banks
     President

CIVC Sidecar GP, LLC
CIVC GP Sidecar Fund, L.P.
CIVC Sidecar Fund, L.P.

By:  /s/ Christopher J. Perry
     ______________________
     Christopher J. Perry
     Managing Member